Exhibit 99.1


PAB Bankshares, Inc. Announces Second Quarter 2006 Dividend and
Renewal of Stock Repurchase Program

    VALDOSTA, Ga.--(BUSINESS WIRE)--May 23, 2006--On Tuesday, May 23, 2006, the Board of Directors for PAB Bankshares, Inc. (NASDAQ: PABK) approved a quarterly dividend in the amount of $0.135 per share payable on July 14, 2006 to the Company's stockholders of record as of June 30, 2006. This is a penny per share increase in the dividend rate from the previous quarter.
    The Company's Board of Directors also approved the renewal of the Company's stock repurchase program. Under the program, management is authorized to repurchase up to 300,000 shares of the Company's common stock over the next twelve-month period. Although the Company may not repurchase all 300,000 shares within the allotted time period, the program will allow the Company to repurchase its shares as opportunities arise through either the open market or privately negotiated transactions at prices deemed appropriate by management. The 300,000 shares that may be repurchased through the program represent approximately 3.2% of the Company's total common shares outstanding. Over the previous twelve-month period, the Company was able to repurchase and cancel 128,967 shares of the Company's common stock at an average price of $18.78 through the open market and private transactions.
    The Company's sole operating subsidiary bank is The Park Avenue Bank. Both the Company and the Bank are headquartered in Valdosta, Georgia. The Bank is celebrating its 50th anniversary in 2006. In 1956, the Bank was established by Mr. James L. Dewar, Sr. in a small office at the corner of Park Avenue and Ashley Street in Valdosta. Currently, the Bank operates 17 branch offices and four loan production offices in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. On November 1, 2005, the Company's common stock began trading on the NASDAQ National Market under the symbol "PABK". The Company's common stock had previously traded on the American Stock Exchange under the symbol "PAB" since July 9, 1996. More information on the Company is available on the Internet at www.pabbankshares.com.

    Note to Investors

    Certain matters set forth in this news release are "forward-looking statements" within the meaning of the federal securities laws, including, without limitation, statements regarding our outlook on earnings, stock performance, asset quality, and projected growth, and are based upon management's beliefs as well as assumptions made based on data currently available to management. When words like "anticipate", "believe", "intend", "plan", "expect", "estimate", "could", "should", "will" and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans made by The Park Avenue Bank; (3) general economic conditions (both generally and in our markets) may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect the businesses in which we are engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than we can; (6) our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; (7) adverse changes may occur in the bond and equity markets; (8) war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; (9) restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; (10) economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and (11) the risk factors discussed from time to time in the Company's Periodic Reports filed with the Securities and Exchange Commission (the "SEC"). The Company undertakes no obligation to revise these statements following the date of this press release.

    CONTACT: PAB Bankshares, Inc.
             Donald "Jay" Torbert, Jr., 229-241-2775, ext. 266
             jayt@parkavebank.com